Exhibit 23.3

Consent of  McGladrey & Pullen, LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Aerosonic Corporation of our report dated May 15, 2008 relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Aerosonic Corporation for the year ended January 31, 2009.

/s/ McGladrey & Pullen, LLP

Orlando, Florida
July 16, 2009